Form 4
                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number 3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Shacknai, Jonah
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

4343 East Camelback Road
--------------------------------------------------------------------------------
                                    (Street)

Phoenix, AZ 85018-2700
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Medicis Pharmaceutical Corporation (MRX)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     January 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/        ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                  07/26/99        M               57,861      A      $1.28                         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  07/26/99        M               19,908      A      $1.28                         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  12/30/99        M               36,500      A      $1.95                         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  01/24/00        M               15,341      A      $1.71                         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  01/24/00        M               18,629      A      $1.71                         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  01/24/00        M              145,200      A      $1.95                         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  01/25/00        S              200,000      D     $42.63     148,369             D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                                                                               379,016             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                               Page 1 of 4 pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock                                                                 Class A
Option (right                                                                   Common
to buy)              $1.28   07/26/99  M              57,861 07/26/99 07/26/99  Stock     57,861                 0    D
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right                                                                   Common
to buy)              $1.71   01/24/00  M              15,341 01/30/98 01/30/00  Stock     15,341                 0    D
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right                                                                   Common
to buy)              $1.83                                   08/17/97 08/17/00  Stock     43,800            43,800    D
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right                                                                   Common
to buy)             $12.11                                   07/22/99 07/22/06  Stock     22,914            22,914    D
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right                                                                   Common
to buy)             $22.00   07/29/99  A        4,545        07/29/02 07/29/09  Stock      4,545             4,545    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock                                                             Class A
Option (right                                                                   Common
to buy)              $1.28   07/26/99  M              19,908 07/26/99 07/26/99  Stock     19,908                 0    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock                                                             Class A
Option (right                                                                   Common
to buy)              $1.71   01/24/00  M              18,629 01/30/96 01/30/00  Stock     18,629                 0    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock                                                             Class A
Option (right                                                                   Common
to buy)              $1.83                                   08/17/96 08/17/00  Stock     12,318            12,318    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock                                                             Class A
Option (right                                                                   Common
to buy)              $1.95   12/30/99  M              36,500 09/29/96 09/29/00  Stock     36,500                      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock                                                             Class A
Option (right                                                                   Common
to buy)              $1.95   01/24/00  M             145,200 09/29/96 09/29/00  Stock    145,200                 0    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


  /s/ Jonah Shacknai                                         February 3, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                               Page 2 of 4 pages

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number 3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Shacknai, Jonah
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

4343 East Camelback Road
--------------------------------------------------------------------------------
                                    (Street)

Phoenix, AZ 85018-2700
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Medicis Pharmaceutical Corporation (MRX)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     January 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                               Page 3 of 4 pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock                                                                           Class A
Option (right                                                                   Common
to buy)             $12.11                                   07/22/97 07/22/06  Stock     95,211            95,211    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock                                                                           Class A
Option (right                                                                   Common
to buy)             $22.00   07/29/99  A         66,666      07/29/00 07/29/09  Stock     66,666                      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock                                                                           Class A
Option (right                                                                   Common
to buy)             $22.00   07/29/99  A         66,667      07/29/01 07/29/09  Stock     66,667                      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock                                                                           Class A
Option (right                                                                   Common
to buy)             $22.00   07/29/99  A         62,122      07/29/02 07/29/09  Stock     62,122           195,455    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock                                                                           Class A
Option (right                                                                   Common
to buy)             $23.83                                   07/31/99 07/31/08  Stock    150,000           150,000    D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock                                                                           Class A
Option (right                                                                   Common
to buy)             $28.83                                   07/08/98 07/08/07  Stock    150,000           150,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


  /s/ Jonah Shacknai                                        February 3, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                               Page 4 of 4 pages